Exhibit 99.1

Hepion Pharmaceuticals Announces Preclinical Data Supporting Novel Two-Pronged
Approach to Treating COVID-19 with CRV431

- Positive CRV431 Data in Models of Acute Pulmonary Injury and SARS-CoV-2 Viral Replication –

•	CRV431 attenuated lung inflammation and damage similar to or better than dexamethasone, including reductions in neutrophils and IL-6
•	CRV431 decreased SARS-CoV-2 replication and production of infectious virus in vitro
•	CRV431 may offer opportunity to treat both viral infection and lung inflammation in COVID-19

EDISON, N.J., July 7, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a biopharmaceutical company focusing on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that its clinical phase, anti-fibrotic drug candidate, CRV431, additionally was efficacious in two distinct preclinical research models related to COVID-19 disease. Firstly, CRV431 demonstrated strong anti-inflammatory actions in a non-viral, acute lung injury model and on some measures outperformed dexamethasone, a recently recommended treatment for COVID-19. Secondly, cell culture experiments demonstrated CRV431 antiviral activity towards SARS-CoV-2, the virus responsible for COVID-19 disease. These results indicate the potential of CRV431 to simultaneously address the two most important objectives in the development of a therapeutic drug for COVID-19.

Many individuals infected with SARS-CoV-2 coronavirus develop respiratory symptoms which can progress to a severe form of lung disease called acute respiratory distress syndrome (“ARDS”). ARDS patients may require admission to intensive care units and are at increased risk of death. COVID-19-associated ARDS is characterized by lung cell damage, white blood cell inflammation, especially neutrophils, and elevated levels of inflammatory molecules such as interleukin-6 (“IL-6”).1 One strategy to treat COVID-19 patients is to try to decrease the viral infection with antiviral therapies. Another strategy is to try to dampen the inflammatory responses that lead to ARDS and other COVID-19 complications. The antiviral drug, remdesivir, and the anti-inflammatory corticosteroid, dexamethasone, have emerged as front-line treatments for severely affected COVID-19 patients.2 However, concerns also have been expressed about the utility of these treatments, such as their potency and the possibility that corticosteroid treatment could increase peak viral titers.

Acute Lung Injury Testing

To evaluate CRV431 anti-inflammatory properties in acute lung injury, a study was performed by Biomodels LLC in which mice were intranasally administered the microbial toxin, lipopolysaccharide (“LPS”), to induce severe lung inflammation similar to ARDS. Some mice additionally received CRV431, drug vehicle, or dexamethasone. A fourth group of mice were intranasally administered saline instead of LPS, representing the non-diseased group. Lung inflammation was assessed two days after LPS administration by quantifying inflammatory cells and cytokines in bronchial alveolar lavage (“BAL”) fluid. LPS administration caused extensive lung inflammation characterized by a 10-fold increase in white blood cells of which 80% were neutrophils and 18% were macrophages. CRV431 decreased total inflammatory cell counts by 62% and neutrophil counts by 66%. In comparison, dexamethasone decreased total cell and neutrophil counts by only 3% and 8%, respectively. LPS also caused increases in the concentrations of inflammatory cytokines in the BAL fluid: IL-1β (18-fold increase), TNFα (156-fold increase), and most significantly, IL-6 (1,943-fold increase). CRV431 decreased the concentrations of all three cytokines in LPS mice by 62 – 69%, and dexamethasone decreased all three cytokines by 69 – 91%. Lastly, lung damage was evident by a 2.3-fold increase in total protein in BAL fluid, and both CRV431 and dexamethasone attenuated the increase in protein by 70% and 76%, respectively. In summary, CRV431 demonstrated broad-spectrum, anti-inflammatory properties that were similar, or in the case of neutrophil infiltration, superior to dexamethasone.

“The treatment response to CRV431 was one of the best that we have seen to-date, matching or exceeding the efficacy of the steroid dexamethasone,” commented Dr. Gregory Lyng, Chief Operating Officer, Biomodels LLC. “These are very promising results and our entire team is excited to see how this compound progresses as a potential therapeutic for COVID-19-related pulmonary dysfunction. Biomodels has extensively used a model of LPS-induced acute lung injury/acute respiratory distress syndrome to evaluate the efficacy of many of our customers’ promising drug candidates as potential treatments for CODID-19-related pulmonary dysfunction. Prophylactic treatment with CRV431 in this model resulted in substantial and statistically significant reductions in lung inflammation, as measured by assessment of cellular infiltrate and key inflammatory cytokines in the lung bronchoalveolar lavage fluid.”

SARS-CoV-2 Antiviral Testing

In vitro antiviral activity of CRV431 toward SARS-CoV-2 was demonstrated by Dr. Tom Hobman, Professor and Member of the Li Ka Shing Institute of Virology at University of Alberta. SARS-CoV-2 replication was assessed in three cell lines by measurement of viral RNA and secretion of infectious virus from the cells. CRV431 decreased one or both markers of SARS-CoV-2 in all cell types and in all experiments. The extent of SARS-CoV-2 reduction was dependent on CRV431 concentration, cell type, and type of measurement but in some experiments exceeded 90%.

Dr. Daren Ure, Hepion’s Chief Scientific Officer, stated, “Antiviral activity in these cell lines was relatively modest, but the experiments demonstrated that CRV431 definitely has the capacity to attenuate SARS-CoV-2. Further testing is warranted in more robust experimental systems to evaluate the magnitude of CRV431’s effects. Dr. Hobman’s results are consistent with many studies on SARS-CoV-2 and the closely related SARS virus that indicate that blocking the binding of these viruses to cellular cyclophilin molecules, the molecular target of CRV431, is a novel and potentially effective antiviral strategy. In our view, it is biologically incredible and fortuitous that inhibition of cyclophilins can simultaneously reduce antiviral activity and decrease acute lung injury. These activities are in addition to CRV431’s antifibrotic properties which have been observed in many preclinical models, including explanted human lung tissue, and which also is proposed to be beneficial for COVID-19 patients with severe lung disease.3,4 To our knowledge, no other drug candidate has such a range of activities that are relevant to treating patients infected with SARS-CoV-2.”

Dr. Robert Foster, Hepion’s Chief Executive Officer added, “While NASH remains the primary indication for CRV431, we will be working with our team to evaluate advancing CRV431 in pulmonary disease, given the critical needs for effective treatment of pulmonary diseases, including ARDS, and COVID-19. Although there is evidence in the literature that supports the benefits of cyclophilin inhibition, we have been reluctant to connect CRV431 with COVID-19 and acute lung injury until we had generated compelling data, which we now have. Our preclinical studies, conducted by well-respected third parties, offer insights into the potential benefits to COVID-19 patients by using a novel two-pronged strategy, not only to reduce viral load, but to deal with lung damage that may occur in COVID-19 patients. We will endeavor to pull together the necessary resources and/or seek collaborations to create an opportunity for CRV431 in COVID-19, while maintaining our focus on advancing CRV431 for NASH in the clinic.”

References

1 https://www.thelancet.com/journals/lanres/article/PIIS2213-2600(20)30243-5/fulltext; https://www.frontiersin.org/articles/10.3389/fmed.2020.00301/full; https://www.degruyter.com/view/journals/cclm/58/7/article-p1021.xml

2 https://www.covid19treatmentguidelines.nih.gov/

3 http://irdirect.net/prviewer/release/id/4259058

4 https://www.thelancet.com/journals/lanres/article/PIIS2213-2600(20)30222-8/fulltext

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com